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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Forest Oil Corporation:

We consent to the use of our report dated March 6, 2004, with respect to the consolidated balance sheets of Forest Oil Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards Nos. 145, 143, 142 and 133.

/s/ KPMG LLP

Denver, Colorado
August 10, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm